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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)


                              Coventry Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   222853-10-3
                          -----------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement. _____ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 5 pages




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CUSIP NO. 222853-10-3                   13G            PAGE   2   OF   5   PAGES

  (1)     NAMES OF REPORTING PERSON OR S.S. OR I.R.S. IDENTIFICATION NO.

          Philip N. Bredesen and Andrea Conte, Jointly
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,769,271
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,769,271
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,769,271 (Joint Ownership with Spouse)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.33%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------





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CUSIP NO. 222853-10-3                 13G                      PAGE 3 OF 5 PAGES

ITEM 1

          (a)  Name of Issuer:
                  Coventry Corporation, a Tennessee corporation

          (b)  Address of Issuer's Principal Executive Offices:
                  501 Corporate Centre Drive, Suite 400, Franklin, TN  37076

ITEM 2

          (a)  Name of Person Filing:
                  Philip N. Bredesen and Andrea Conte
                  (Joint Ownership Between Spouses)

          (b)  Address of Principal Business Office:
                  107 Metropolitan Courthouse
                  Nashville, TN  37201

          (c)  Citizenship:
                         United States

          (d)  Title of Class of Securities:
                          Common Stock, par value $.01 per share

          (e)  CUSIP Number:
                  222853 10 3

ITEM 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

          (a)  [   ] Broker or Dealer registered under Section 15 of the Act

          (b)  [   ] Bank as defined in Section 3(a) (6) of the Act

          (c)  [   ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d)  [   ] Investment Company registered under Section 8 of the
                     Investment Company Act

          (e)  [   ] Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940

          (f)  [   ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section
                     240.13d-1(b)(1)(ii)(G)
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CUSIP NO. 222853-10-3                 13G                     PAGE 4 OF 5 PAGES


         (g)  [   ] Parent Holding Company, in accordance with
                    Section 240.13d-1(b)(1)(ii)(G)

         (h)  [   ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

          (a) The aggregate number of shares owned beneficially by the reporting person is 1,769,271 Shares.

          (b) The aggregate number of shares owned beneficially by the reporting person represents 5.33% of the Shares (as of 2/2/98)

          (c) Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote
                                    0

                 (ii)  Shared power to vote or to direct the vote
                                    1,769,271 Shares

                (iii) Sole power to dispose or to direct the disposition of the Shares
                                    0

                 (iv) Shared power to dispose or to direct the disposition of the Shares
                                    1,769,271 Shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

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If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following.
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not Applicable



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CUSIP NO. 222853-10-3                  13G                    PAGE 5 OF 5 PAGES


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ITEM 7   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable
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ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable
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ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable
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ITEM 10  CERTIFICATION

                  Not Applicable


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 13, 1998
                                   -----------------------------------
                                   Date
                                        /s/ Philip N. Bredesen
                                   -----------------------------------
                                   Philip N. Bredesen

                                        February 13, 1998
                                   -----------------------------------
                                   Date
                                        /s/ Andrea Conte
                                   -----------------------------------
                                   Andrea Conte